Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Centene Corporation:

We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-119944) on Forms S-8 (No. 333-108467, 333-90976, 333-83190) of Centene Corporation of our reports dated February 22, 2007, with respect to the consolidated balance sheets of Centene Corporation as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, the related financial statement schedule as of and for the years ended December 31, 2006 and 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Centene Corporation.

As discussed in Note 2 to the consolidated financial statements, during 2006, the Company adopted Statement of Financial Accounting Standard No. 123 (revised 2004), “Share Based Payments.”

/s/ KPMG LLP

St. Louis, Missouri
February 22, 2007